CORRECTED VERSION
March 26, 2006

Mr. David E. Whittle
Chairman of the Audit Committee of the Board of Directors
Image Innovations Holdings, Inc.
432 Park Avenue South
New York, NY 10022

Dear Mr. Whittle:

This is to confirm that on March 26, 2006, Goldstein Golub Kessler LLP (“GGK”) resigned as independent auditor of Image Innovations Holdings Inc. (the “Company”) (Commission File # 0-50119).

Based on discussions with the Company and its forensic accountants two days ago, GGK believes that it can no longer rely on the representations of Company management that are necessary for GGK to perform auditing work on behalf of the Company. For this reason, GGK also hereby withdraws its auditor’s report on the Company’s financial statements for the year ended December 31, 2004. As explained in more detail below, we are taking prompt action in part because we understand that the Company is in the process of offering or selling its securities, or has offered or sold its securities, during an ongoing forensic accounting investigation that has apparently revealed misconduct at the Company.

The following factors prompted our resignation:

1. The Company’s CEO refused to tell us what triggered the forensic investigation.

The Company began a forensic investigation to confirm its recorded revenue and receivables for the fiscal year ended December 31, 2004, after the Company’s Audit Committee concluded on December 5, 2005, that such an investigation was necessary, according to a Form 8-K filed by the Company the following day. The Company chose not to allow GGK to hear from the forensic accountants conducting the investigation until mid-afternoon this past Friday, March 24, 2006, when a conference call (“Friday’s conference call”) was convened at the request of GGK and its counsel.1

[1]
Friday’s conference call included the Company’s Chief Executive Officer; you, the Chairman of the Company’s Audit Committee; counsel to the Company and Audit Committee from the law firm of Snow Becker Krauss P.C.; accountants from the forensic accounting firm Marks Paneth & Shron LLP; a representative of GGK; and counsel for GGK from the law firm of Latham & Watkins LLP.

CORRECTED VERSION

On Friday’s conference call, our counsel asked what triggered the forensic investigation. The Company’s CEO indicated that he contacted counsel and asked for an investigation to be commenced after four problems came to his attention during a single week in November 2005. One of these problems, he said, was that the receivables of the Company’s principal subsidiary were not being paid down. This was a problem already known to GGK; indeed, we raised it as an issue at the Audit Committee meetings for the second and third quarters of 2005. However, we had no knowledge at the time of Friday’s conference call, and continue to have no knowledge, of the other three problems that triggered the forensic investigation, because on Friday’s conference call the Company’s CEO declined our request that he tell us the other three problems.

2.  The forensic accountants’ investigation has, at a minimum, called into serious question virtually all of the Company’s 2004 revenue, and we believe that the Company has not taken adequate remedial steps in response to the findings of the investigation.

The Company reported revenues of slightly more than $6 million for 2004, with $5.75 million attributed to its principal subsidiary, Image Innovations Sports and Entertainment Inc. (“ISE”). ISE sells celebrity artwork and collectibles.

On Friday’s conference call, GGK learned for the first time that the forensic accountants examined nearly all of the reported sales for 2004 and were able to confirm, as legitimate revenue, sales of only about $83,000. The investigation covered purported sales to ISE’s twelve largest customers, totaling approximately 92% of the Company’s reported revenues. The forensic accountants could not find documentation to support the vast majority of the Company’s 2004 revenue. Indeed, you, the Chairman of the Audit Committee, stated during Friday’s conference call that the Company’s CEO believes that all of the Company’s 2004 revenue is illegitimate.

The investigation findings were described to us as preliminary, but the forensic accountants also indicated they have followed the paper trail as far as they can, and that investigating further would require interviewing witnesses, contacting purported customers, and securing the cooperation of various other parties to obtain additional evidence. However, the forensic accountants told us their mandate did not include determining who was responsible for any accounting errors or misconduct. Thus far, the Company and Audit Committee have chosen not to engage independent investigative counsel, and to our knowledge have not conducted any interviews to determine who participated in the apparent misconduct. Nor have they terminated any employees or officers or made any changes to the Board of Directors to remove from the company persons responsible for the apparent misconduct.

As we discussed on Friday, we believe that the Company should immediately and fully report the findings of the forensic accounting investigation to the Commission.

CORRECTED VERSION

3. The Company apparently is in the process of offering or selling its securities, or has offered or sold its securities, during the forensic investigation.

During Friday’s conference call, we were informed that the Company is trying to complete an acquisition using its securities. Further, according to various SEC filings by the Company:

(a)  On July 25, 2005, the company signed a Letter of Intent to acquire a 51%
interest in Livve Licensing Group, Inc. (“Livve”). Under the terms of the proposed transaction, the company will acquire 51% of the outstanding capital stock of Livve in exchange for, among other things, the issuance to the shareholders of Livve of shares of the company's common stock having a value of $200,000. (We do not know the current status of this transaction.)

(b)  On November 8, 2005, the company executed a non-binding term sheet with a well-capitalized institutional investor in respect of a potential financing transaction pursuant to which, if consummated, the company would issue approximately $35 million of convertible debt to the potential financing source. (Again, we do not know the current status of this transaction.)

(c)  On February 17, 2006, the company entered into a Subscription Agreement with Cogent Capital Investments Inc. and Cogent Capital Corp. pursuant to which the company agreed to issue and sell to the former 1,500,003 shares of common stock and to the latter 263,793 shares of Series A Convertible Preferred Stock. The consideration to be received by the company consists of United States Treasury Notes and Strips with a market value on the date immediately preceding the date of delivery of at least $9,000,000. (Other details of this transaction can be found in a Form 8-K filed by the Company on February 24, 2006.)

If you wish to contact us about these matters, please call Eric H. Altstadter of GGK at (212) 372-1271.

Very truly yours,

GOLDSTEIN GOLUB KESSLER LLP

cc:	Edmund W. Bailey	William R. Baker, III
	Office of the Chief Accountant	Latham & Watkins LLP
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	(202) 772-9252 (fax)	(202) 637-2201 (fax)
	baileye@sec.gov	william.baker@lw.com